Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 28, 2004, relating to the consolidated financial statements of Copano Energy Holdings, L.L.C. (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in accounting for goodwill and intangible assets and, effective July 1, 2003, the changes in accounting for financial instruments with characteristics of both liabilities and equity) appearing in the Copano Energy, L.L.C. prospectus dated November 9, 2004.

/s/ Deloitte & Touche LLP
Houston, Texas
February 11, 2005